Exhibit 2.3

Purchase Agreement

This Purchase Agreement (this “Agreement”) is entered into as of November 1, 2019, by and among Marquis Affiliated Holdings LLC, a Delaware limited liability company (“Purchaser”), Lonesome Oak Trading Co., Inc., a Georgia corporation (the “Company”), and J. Chadwick McEntire, a Georgia resident (the “Stockholder”, and the Company and the Stockholder, individually and interchangeably, each a “Seller”, and, in the aggregate, the “Sellers”).

Witnesseth:

Whereas, Purchaser desires to purchase all of the issued and outstanding shares of capital stock of the Company from the Stockholder and the Stockholder desires to sell all of the issued and outstanding shares of capital stock of the Company to Purchaser pursuant to the terms and subject to the conditions of this Agreement; and

Whereas, Purchaser desires that the Stockholder be employed as an executive officer of the Company and the Stockholder desires to be so employed;

Now, therefore, in consideration of the aforementioned premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.Definitions.

1.01Definitions.

The following terms have the meanings specified in this Section 1.01:

“Accounts Receivable” means all trade and other accounts receivable and other indebtedness owing to the Company, including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith and any claim, remedy, or other right related to the foregoing.

“Accrued Rent” means all accrued but unpaid rent on the Real Property of the Company.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  For the sake of clarity and notwithstanding the foregoing, the Stockholder shall not constitute an Affiliate of Purchaser.

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“Antitrust Law” means the national and directly effective legislation of any jurisdiction that governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply, and joint ventures), dominant or monopoly market positions (whether held individually or collectively), and the control of acquisitions or mergers.

“Books and Records” means all business, employee and financial records, books, ledgers, files, correspondence, documents, lists, studies, and reports, including customer lists, supplier lists and equipment repair, maintenance, service, personnel, payroll, employee benefit, quality control, and insurance records, whether written, electronically stored, or otherwise recorded.

“Business” means the business conducted or planned to be conducted by the Company, including the manufacture and sale of carpet, rugs, and hard surfaces through multiple distribution channels, the financial results of which are included in the Books and Records.

“Business Day” means any day that is not a Saturday, Sunday, or any other day on which banks are required or authorized by law to be closed in Las Vegas, Nevada.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as from time to time amended.

“Confidential Information” means information concerning the Business or the Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business or the Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents, and other materials prepared by or for any Seller containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic, or any other form and whether or not conceived, developed, or prepared in whole or in part by any Seller for the Business or the Company.  Confidential Information shall not include information that is already in the public domain through no wrongful act of any Seller.

“Consent” means any consent, approval, authorization, permission, or waiver of any Person.

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“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid, or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.

“Debt” means, as to the Company:  (a) obligations for borrowed money; (b) obligations evidenced by bonds, notes, debentures, or other similar instruments; (c) obligations to pay the deferred purchase price of capital assets; (d) capitalized lease obligations; (e) guaranteed indebtedness or other obligations of others; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations relating to letters of credit, bankers’ acceptances, surety or other bonds, or similar instruments; and (h) net payment obligations pursuant to any credit derivative agreement.

“Employment Agreement” means the Employment Agreement between the Company and the Stockholder, substantially in the form attached to this Agreement as Exhibit B.

“Encumbrance” means any lien, mortgage, deed to secure debt, pledge, encumbrance, charge, claim, community property interest, condition, equitable interest, option, security interest, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” means any Proceeding, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all Laws relating to the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), public health or safety, pollution, damage to or protection of the environment, endangered or threatened species, environmental conditions, Releases or threatened Releases of Hazardous Substances into the environment, or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, remediation, transport, or handling of Hazardous Substances, whether existing in the past or present.  Environmental Laws shall include, but are not limited to, the following Laws, and the regulations promulgated thereunder, as the same have been amended from time to time:  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Permits” shall mean all Permits required under or issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 as from time to time amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Financial Statements” means the consolidated financial statements of the Company referred to in Section 4.05.

“Fraud” requires a contemporaneous material false statement made with actual intent to deceive, and specifically excludes any statement, representation, or omission made negligently or recklessly.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any Financial Statements, the date such financial statements were prepared.

“Governmental Body” means any federal, state, local, foreign, or other government or quasi-governmental authority or any department, agency, subdivision, court, or other tribunal of any of the foregoing.

“Hazardous Substance” means:  (a) any substance, material, chemical, waste product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, polychlorinated biphenyls and urea formaldehyde.

“Insurance Policies” means those insurance policies insuring the Business and identified in Schedule 4.23, but excluding any life insurance owned by the Company on the life of the Stockholder.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:  (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations

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thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith; (d) mask works and applications, registrations, and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Body, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, and other social media companies and the content found thereon and related thereto, and URLs; (h) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium), all improvements and modifications thereto, and derivative works thereof.

“Intentional Misrepresentation” means the making of a false statement made with actual intent to deceive, and specifically excluding any statement, representation, or omission made negligently or recklessly.

“Inventory” means all inventory wherever located, including raw materials, greige goods, greige goods delivered to third party for toll processing, work-in-process, finished goods, spare parts, goods-in-transit, products under research and development, demonstration equipment, and inventory on consignment.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means (a) the actual knowledge of the Stockholder after due inquiry or (b) knowledge that would be expected to be obtained by the Stockholder after a reasonably comprehensive investigation of the matter at issue, which investigation shall include, but not be limited to, (i) review of the relevant Sections of this Agreement and, if applicable, corresponding Schedule, (ii) review of the files and other documents and information in the possession or control of the Company, (iii) making reasonable inquiry of the directors, officers, and employees of the Company who would reasonably be expected to have knowledge of the particular subject matter, (iv) making due and appropriate inquiry of counsel to the Company with respect to matters involving questions of law, and (v) otherwise conducting a reasonable investigation regarding the matter in question.

“Law” means any federal, state, local, foreign, or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law, or other restriction of any Governmental Body.

“Lease” means the Lease Agreement between the Company and the Stockholder, substantially in the form attached to this Agreement as Exhibit A.

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“Letter Agreement” means the Letter Agreement among the Company, the Stockholder and Extruded Fibers, Inc. (“Extruded Fibers”) substantially in the form attached to this Agreement as Exhibit C.

“Liability” means any liability, obligation, or commitment of any kind or nature, whether liquidated or unliquidated, due or to become due, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“License” means a Contract under which the Company is authorized to use the Intellectual Property of any Person.

“Losses” means losses, damages, liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, properties, prospects, assets, liabilities, or condition (financial or otherwise) of the Company or (b) the ability of Sellers to consummate the Transactions on a timely basis.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made, or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) the articles of incorporation, (b) the bylaws, (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any Law, and (d) any amendment or modification to any of the foregoing.

“Parties” means Purchaser and Sellers.

“Permit” means any permit, license or Consent issued by, or required to be obtained from, any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s, or similar statutory lien incurred in the ordinary course of business consistent with past practice for monies not yet due and that is not, individually or in the aggregate, material to the Business, (b) restrictions on use of the Intellectual Property under the Licenses; and (c) any lien for Taxes not yet due.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Body, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning at or after the Effective Time and, with respect to any taxable period beginning before and ending after the Effective Time, the portion of such taxable period beginning at the Effective Time.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

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“Pre-Closing Tax Period” means any taxable period ending before the Effective Time and, with respect to any taxable period beginning before and ending after the Effective Time, the portion of such taxable period ending before the Effective Time.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, summons, subpoena, investigation, inquiry, arbitration, or mediation of any nature (in each case, whether civil, criminal, administrative, investigative, or informal).

“Real Property” means the real property owned or leased by the Company, together with all buildings, structures, and other improvements thereon (including all easements, rights-of-way, tenements, hereditaments, appurtenances, fixtures, and other real property rights appertaining thereto).

“Release” means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, discharge, injection, leaching, abandonment, disposal, escape, dumping or migration into or through the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture) of a Hazardous Substance.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.  For purposes of clarity, with respect to Purchaser, any prospective sources of the financing needed to consummate the transactions contemplated by this Agreement shall be deemed a Representative of Purchaser.

“Section 338(h)(10) Election” has the meaning set forth in Section 8.06.01.

“Stock” and “Stock Ownership” means all the issued and outstanding common capital stock of the Company owned by the Stockholder and identified in Schedule 4.02.

“Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative, or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated, and will include any interest, penalty, or addition thereto, whether disputed or not.

“Tax Benefit” means, with respect to a taxable period, the excess, if any, of (a) the Purchaser Indemnitees’ cumulative liability for Taxes through the end of such taxable period, calculated by excluding any Tax items attributable to a Loss from all taxable periods, less (b) the Purchaser Indemnitees’ actual cumulative liability for Taxes through the end of such taxable period, calculated by taking into account any Tax items attributable to the Loss for all taxable periods, taking into account an appropriate measure of the time value of money.

“Tax Returns” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Transaction Documents” means this Agreement, the Operating Agreement, the Lease, the Employment Agreement, the Letter Agreement and all other written agreements, documents, and certificates required to be executed and delivered by any of the Parties at Closing.

“Transactions” means the transactions contemplated by the Transaction Documents.

2.	Purchase and Sale.

2.01Purchase and Sale.

Subject to the terms and conditions set forth herein, at the Closing, the Stockholder shall sell to Purchaser, and Purchaser shall purchase from the Stockholder, the Stock, free and clear of all Encumbrances, for the Purchase Price specified in Section 2.02.

2.02Purchase Price.

In consideration for the sale of the Stock in accordance with Section 2.01, at the Closing, Purchaser shall pay to the Stockholder an aggregate purchase price equal to $3,200,000 (the “Base Purchase Price”), minus $1,200,000 (the “Holdback Amount”), minus the Accrued Rent (the Base Purchase Price as so adjusted, the “Purchase Price”).  Purchaser shall retain the Holdback Amount for a period of 18 months and interest shall accrue on the outstanding balance of the Holdback Amount at the rate of three percent (3%) per annum until Purchaser releases the outstanding balance of the Holdback Amount pursuant to Section 10 hereof.  In the event that a Section 338(h)(10) election is made, the Parties agree to allocate the Purchase Price for tax purposes as provided in Section 8.06.01.

2.03Closing.

2.03.01Closing.

Subject to the terms and conditions of this Agreement, the purchase and sale of the Stock contemplated hereby shall take place at a closing (the “Closing”) to be effective at 12:01 a.m., Eastern time, on the Closing Date (the “Effective Time”), which shall take place remotely via the electronic exchange of documents and signatures on the first Business Day following the full satisfaction or due waiver of all of the Closing conditions set forth in Article 12 hereof (other than those to be satisfied at the Closing), or on such other date and place as the Stockholder and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.03.02Purchaser’s Closing Deliveries.

Subject to satisfaction or waiver of the conditions set forth in Section 12.01, at the Closing, Purchaser shall:

(a)	pay to the Stockholder the Base Purchase Price by wire transfer of immediately available funds to an account designated by the Stockholder in writing; and
(b)	deliver to the Stockholder the Purchaser’s Certificate and the documents contemplated by Section 12.02.03 and Section 12.02.04.

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2.03.03Sellers’ Closing Deliveries.

Subject to satisfaction or waiver of the conditions set forth in Section 12.02, at the Closing, Sellers shall deliver to Purchaser the Stockholders’ Certificate and the documents contemplated by Section 12.01.04, Section 12.01.05 and Section 12.01.07.

3.	Reserved.

4.Representations and Warranties of Sellers.

Sellers, jointly and severally, represent and warrant to Purchaser as follows:

4.01Organization and Qualification; Subsidiaries.

Schedule 4.01 sets forth the jurisdiction of incorporation of the Company and the other jurisdictions in which the Company is qualified to do business, along with the officers and directors of the Company.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct the Business, as it has been and is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations necessary to the operation of the Business.  The Company has delivered or made available to Purchaser correct and complete copies of its Organizational Documents.  The minute books and ownership records of the Company, as delivered or made available to Purchaser, are correct and complete.  The Company does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other corporation, organization, entity or Person.

4.02Capitalization.

Schedule 4.02 sets forth the authorized capital of the Company, the number of shares of Stock that are issued and outstanding, and the number of shares of Stock held by the Stockholder.  There are no outstanding shares of capital stock of the Company other than the shares of Stock.  All of the shares of Stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Stockholder, free and clear of all Encumbrances, and were issued in compliance with all applicable federal and state securities laws.  The Company has no treasury stock.  There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), or agreements, arrangements, or understandings, orally or in writing, to purchase or acquire any shares of the capital stock of the Company or any securities convertible into, exercisable for, or exchangeable for shares of capital stock of the Company or other rights, agreements, arrangements, or commitments of any character relating to the capital stock of the Company or obligating the Stockholder or the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company.  None of the shares of Stock were issued in violation of any Contract, arrangement, or commitment to which the Company or the Stockholder then was a party or then was subject to or in violation of any preemptive or similar rights of any Person. Except as set forth on Schedule 4.02, there are no voting trusts, stockholder

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agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the shares of Stock.  Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Stock, free and clear of all Encumbrances.

4.03Authority.

Each Seller has full power, capacity, and authority to execute and deliver this Agreement and the other Transaction Documents to which it or he is a party, to perform its or his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each Seller’s execution and delivery of this Agreement and the other Transaction Documents to which it or he is a party, such Seller’s performance of its or his obligations hereunder and thereunder, and such Seller’s consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of such Seller.  This Agreement has been duly executed and delivered by each Seller, and constitutes a legal, valid, and binding obligation of each Seller enforceable against such Seller in accordance with its terms.  When each other Transaction Document to any Seller is or will be a party has been duly executed and delivered by such Seller, such Transaction Document will constitute the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with the terms of such Transaction Document.

4.04No Conflicts.

The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the Transactions, do not and will not, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which any Seller is subject; (b) violate any Permit held by the Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by the Company; (c) violate any Organizational Document of the Company or any resolution adopted by its board of directors or the Stockholder; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Seller is a party or by which any Seller is bound; (e) cause Purchaser to have any Liability for any Tax; or (f) result in the creation or imposition of any Encumbrance upon any of the Company’s properties or assets.  Except as set forth on Schedule 4.04, Sellers are not required to notify, make any filing with, or obtain any Consent of any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or in order to consummate the Transactions.

4.05Financial Statements.

(a)Sellers have delivered complete copies of the (i) annual audited consolidated balance sheets of the Company for each of the years ending December 31, 2016, December 31, 2017 and December 31, 2018, and statements of income, shareholders’ equity and cash flow for each of the years then ended and (ii) unaudited consolidated interim balance sheet of the Company as of August 30, 2019 (the “Interim Balance Sheet,” and the date thereof, the “Interim Balance Sheet Date”), and statements of income for the eight month-period then ended, which Financial Statements are included in Schedule 4.05.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the assets and liabilities of the Company as of their

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respective dates and the results of operations for the respective periods covered thereby.  The Books and Records are sufficient such that the Financial Statements can be audited without a scope limitation, by an independent certified public accounting firm that is registered under the Public Company Accounting Oversight Board.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)The Books and Records of the Company, all of which have been made available to Purchaser, (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by the Company with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in the Company’s industry, (iv) form the basis for the Financial Statements, and (v) reflect in all material respects the assets, liabilities, financial position, results of operations, and cash flows of the Company on an accrual basis.  All computer-generated reports and other computer output included in the Books and Records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data.  The Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

4.06Absence of Certain Changes.

Except as set forth in Schedule 4.06, since January 1, 2019:

(a)The Company has not (i) sold, leased, transferred or assigned any asset, other than for fair consideration and in the ordinary course of business consistent with past practice, (ii) purchased, leased, or acquired the right to own, use, or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice, or (iii) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(b)The Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or assets, individually or in the aggregate, in excess of $10,000;

(c)No Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset, property, or securities of the Company (including the shares of Stock);

(d)The Company has not made any loan to, guaranteed the debt of, or invested in, any other Person or joint venture;

(e)The Company has not borrowed any money or incurred any Debt except for advances under its credit facility with Synovus Bank in the ordinary course of business consistent with past practice.  The Company has not delayed or postponed the payment of accounts payable or any periodic payment due under any Debt instrument;

(f)Except for trade claims settled in the ordinary course of business consistent with past practice, the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights or claims) owed to it;

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(g)The Company has not (i) issued, sold, or otherwise disposed of any of its securities, (ii) granted any options, warrants, or other rights to acquire (including upon conversion, exchange, or exercise) any of its securities, (iii) split, combined, or reclassified of any its securities, (iv) declared or paid any dividends or distributions on or in respect of any of its securities, except for distributions to the Stockholder to allow the Stockholder to pay his Taxes and other distributions, all of which are reflected in the Financial Statements, or (v) redeemed, purchased, or acquired any of its securities;

(h)The Company has not (i) conducted the Business outside the ordinary course of business consistent with past practice, (ii) made any loan to (or forgiven any loan to), or entered into any other transaction with, the Stockholder or current or former directors, officers, or employees of the Company, (iii) entered into any employment contract or modified the terms of any existing employment contract, except for employment agreements for sales personnel entered into in the ordinary course of business consistent with past practice and, if in effect, attached to Schedule 4.20.01, (iv) granted any severance, pension, bonus, whether monetary or otherwise, or increase in the base compensation, in respect of any of its current or former directors or officers, except as disclosed in Schedule 4.20.01, (v) adopted, amended, modified, or terminated any Benefit Plan or other Contract for the benefit of any of its current or former directors, officers, employees, independent contractors, or consultants, (vi) entered into any Contract that would constitute a Material Contract, (vii) accelerated, terminated, materially modified, or cancelled any material Contract to which the Company is a party or by which it is bound, (viii) made any capital expenditures other than those made in the ordinary course of business consistent with past practice, (ix) entered into a new line of business or abandoned or discontinued any existing lines of business, (x) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar law;

(i)The Company has not (i) made a material change in its accounting methods or practices or departed from GAAP, (ii) made a material change in its cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits, or (iii) taken any action to make, change, or rescind any Tax election, amended any Tax Return, or taken any position on any Tax Return, or taken any action, omitted to take any action, or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or any of its Affiliates in respect of any Post-Closing Tax Period;

(j)Except for worker’s compensation claims that are covered by insurance and garnishments of employee wages and the Proceedings disclosed in Schedule 4.17, there have not been any Proceedings commenced nor, to the Knowledge of Sellers, threatened or anticipated relating to or affecting the Business or any property or asset owned or used by the Company;

(k)There has not been (i) any material loss of any distribution channel, sales location, other customer, or other supplier, or source of supply of Inventory, utilities, or contract services or the receipt of any oral or written notice that such a loss may be pending or that there may be a material change in the relationship between the Company and any of the foregoing, (ii) any

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occurrence, event, or incident related to the Company outside of the ordinary course of business consistent with past practice, (iii) any Material Adverse Effect, or (iv) any amendment of the Organizational Documents of the Company; and

(l)The Company has not agreed or committed to any of the foregoing.

4.07No Undisclosed Liabilities.

Except as set forth in the Interim Balance Sheet included in the Financial Statements, the Company has no Liabilities (and no basis exists for any Liability), except for current liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any tort, infringement, or violation of Law) and which are not, individually or in the aggregate, material in amount.

4.08Title to and Sufficiency of Tangible and Intangible Assets.

The Company has good and marketable title to, or a valid leasehold interest in, the tangible and intangible assets used or held for use in the operation of the Business, free and clear of any Encumbrances except Permitted Encumbrances.  The tangible and intangible assets used or held for use in the operation of the Business are adequate for the continued conduct of the Business after the Closing Date in the same manner as conducted prior to the Closing Date and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted.

4.09Tangible Personal Property; Condition of Purchased Assets.

The buildings, plants, structures, vehicles, and other tangible assets that are owned or leased by the Company are structurally sound, free from material defects, in good operating condition and repair, and adequate for the uses to which they are being put.  None of such buildings, plants, structures, vehicles, or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, vehicle, or other tangible asset.  All of the tangible assets owned or leased by the Company are located on the Real Property except for greige and finished goods Inventory located at toll processors for finishing and dyeing services, yarn Inventory located at toll processors for twisting and heat setting, and rug Inventory located at toll processors for printing.

4.10Accounts Receivable.

All Accounts Receivable that are reflected on the Interim Balance Sheet or the accounting records of the Company represent valid obligations arising from products actually sold or services actually performed by the Company in the ordinary course of business consistent with past practice.  The Accounts Receivable are current and collectible in full within the 90-day period immediately following the Closing Date in accordance with their terms.  There is no contest, claim, or right to set-off, other than returns, claims, and price and quantities discrepancies arising in the ordinary course of business consistent with past practice and that are not, individually or in the aggregate, material under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule

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4.10 contains a list of all Accounts Receivable as of the date of this Agreement and the aging of each Account Receivable.

4.11Inventory.

The Inventory consists of a quality and quantity usable for its intended purpose and saleable in the ordinary course of business consistent with past practice, except for slow-moving and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value with appropriate reserves on the accounting records and the Financial Statements.  All Inventory not written off has been valued at the lower of cost or market value.  The quantities of each type of Inventory are reasonable in the present circumstances of the Company and are not materially more or less than normal Inventory levels necessary to conduct the Business in the ordinary course of business consistent with past practice.  Except for greige and finished goods Inventory located at toll processors for finishing and dyeing services, yarn Inventory located at toll processors for twisting and heat setting, and rug Inventory located at toll processors for printing, all of the Inventory is located on the Real Property.  The Company is not in possession of any Inventory not owned by that entity, including goods already sold.  All such Inventory is owned by the Company, free and clear of all Encumbrances, except Permitted Encumbrances.

4.12Real Property.

The Company does not own any Real Property.  The real property at the addresses listed on Schedule 4.12 (the “Leased Real Property”) constitutes all of the Real Property leased by the Company.  The leases under which the Company leases each Leased Real Property (the “Real Property Leases”) are in full force and effect, and the Company holds a valid leasehold interest in the Leased Real Property, to which each Real Property Lease relates, subject to the application of any bankruptcy or creditor’s rights Laws. Schedule 4.12 also sets forth a complete and accurate list of the Real Property Leases. Sellers have delivered to Purchaser complete and accurate copies of each Real Property Lease.  The Company is not in default under any of such Real Property Leases, including all amendments and modifications thereto (to the extent any such amendment or modification has been made other than in writing then such amendment or modification has been fully and accurately described in Schedule 4.12), and, to Seller’s Knowledge, no landlord or other party is in default under any such Real Property Leases.  To Sellers’ Knowledge, there are no pending or threatened condemnation Actions relating to any Leased Real Property, the Company has not entered into, and is not aware of, any subleases, licenses or other agreements, oral or written, granting any other Person the right to use or occupy any portion of the Leased Real Property and, to Sellers’ Knowledge, there are no outstanding options or rights of first refusal to purchase any portion of the Leased Real Property or any interest therein.

4.13Contracts.

4.13.01Purchases of Raw Materials, Toll Processing Services, and Sales of Inventory.

The Company purchases all raw materials by purchase order and without a supply agreement.

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4.13.02Leases of Tangible Personal Property.

The Company leases the tangible personal property identified in Schedule 4.13.02.

4.13.03Licenses for Intellectual Property.

Attached as Schedule 4.13.03 is a list of all Licenses, with a true and complete copy of each License attached thereto.  The Company has performed all of its obligations under each License, and there are no grounds for termination of any License by virtue of a default on the part of the Company.

4.13.04Guaranties.

The Company has not guaranteed the obligations of any Person.

4.13.05Indemnification Agreements.

The Company does not have any Contracts that obligate it to indemnify another Person for any Loss or expense for any reason, except for the indemnification provisions contained in its Organizational Documents for its officers and directors.

4.13.06The Company’s Deposit Accounts.

The Company has the deposit accounts set forth in Schedule 4.13.06.

4.13.07Reserved.

4.13.08Other Material Contracts.

Schedule 4.13.08 lists each of the following Contracts of the Company (such Contracts, collectively with all Contracts of the Company described in the above subsections of this Section 4.13, the Real Property Leases and the employment agreements attached to Schedule 4.20.01, the “Material Contracts”):

(i)	all Contracts with Material Customers and all Contracts with Material Suppliers;
(ii)	all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)	all Contracts that provide for the assumption of any Tax, environmental, or other Liability of any Person;
(iv)

all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which the Company is a party;

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(vi)	all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;
(vii)	all Contracts relating to Debt or related to any Encumbrance (except for Permitted Encumbrances) on any of the assets of the Company;
(viii)	all Contracts with any Governmental Body to which the Company is a party;
(ix)	all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)	all Contracts to which the Company is a party that provide for any joint venture, partnership, or similar arrangement by the Company;
(xi)	all Contracts between or among the Company, on the one hand, and any Stockholder or any Affiliate of any Stockholder, on the other hand; and
(xiii)	any other Contract that is material to the Company or the Business and not previously disclosed pursuant to this Section 4.13.

4.13.09Enforceability of Material Contracts; No Breach.

Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect.  Neither the Company nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been delivered or made available to Purchaser.

4.14Intellectual Property.

Schedule 4.14 contains a list of all Intellectual Property that is owned by the Company.  With the licensed Intellectual Property described in Schedule 4.13.03, the Company has valid rights to all the Intellectual Property used in, held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.  The Company exclusively owns or has the right to use, pursuant to a license listed in Schedule 4.13.03, all of the Intellectual Property, free from any Encumbrances and free from any requirement of any past, present, or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.  The Company has not licensed any owned Intellectual Property to a third party.  To the Knowledge of Sellers, the Company has not violated or infringed upon, or otherwise come into conflict with, any Intellectual Property of third parties, and the Company has not received any notice alleging any such violation, infringement, or other conflict.  To the Knowledge of Sellers, no Person has violated, infringed upon, or otherwise come into conflict

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with any Intellectual Property of the Company.  All registrations for owned Intellectual Property are in good standing, except for common law copyrights for original printed carpet designs, which are not registered.  The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’ right to own, use, or hold for use any Intellectual Property as owned, used, or held for use in the conduct of the Business as currently conducted.  The Company has taken all reasonable steps to maintain its owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included therein.  With respect to each website included in the Intellectual Property of the Company, the Company has taken commercially reasonable steps to:  (i) maintain what it believes are adequate computer resources to help ensure that no service outages will occur due to insufficient data-storage, memory, server response levels, or other related reasons (except outages that are at industry acceptable levels); (ii) protect the confidentiality, integrity, and security of such websites against any unauthorized use, access, interruption, modification, or corruption, as the case may be; and (iii) obtain consent for its acquisition, storage, transfer, and use of personal information as required by applicable Law.

4.15Taxes.

4.15.01Tax Returns.

The Company has delivered to Purchaser true, correct, and complete copies of all federal and state income Tax Returns filed by the Company for all taxable periods ending on or after December 31, 2013.  The Company has made available to Purchaser for inspection all other Tax Returns for all taxable periods ending on or after December 31, 2013.  All Tax Returns with respect to Taxes required to be filed by the Company have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct, and complete in all material respects.  The Company has timely paid all Taxes due or claimed to be due from it by any Governmental Body and no deficiency for any Taxes has been proposed, asserted, or assessed against the Company that has not been resolved and paid in full.  Except for Permitted Encumbrances, there are no Encumbrances for Taxes upon any of the assets of the Company or otherwise relating to the Business.  No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

4.15.02Reserve for Taxes.

The Company has established adequate reserves in accordance with GAAP for all Taxes not yet due and payable.  The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect the timing differences between book and tax income) reflected on the Interim Balance Sheet.  The amount of the Company’s Liability for unpaid Taxes shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect the timing differences between book and tax income) as adjusted for the passage of time in accordance with

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the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

4.15.03Audit.

No audit or other Proceeding by any Governmental Body is presently pending or, to the Knowledge of Sellers, threatened or contemplated with respect to any Taxes or Tax Return of the Company and Sellers have not received written notice of any pending, threatened, or contemplated audits or Proceedings.  The Company’s federal and state income Tax Returns have never been audited.

4.15.04Withholding Taxes.

The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under applicable Laws.  The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, customer, shareholder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

4.15.05FIRPTA.

No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.  The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

4.15.06Other Tax Matters.

The Company is not a party to, or bound by, any Tax indemnity, Tax sharing, or Tax allocation agreement.  No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.  The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes.  The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by Contract or otherwise.  The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:  (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local, or foreign Law; or (v) any election under Section 108(i) of the Code.  The Company has not been a “distributing corporation” or a “controlled corporation” in connection with

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a distribution described in Section 355 of the Code.  The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

4.15.07Limitation on Tax Representations and Warranties.

Except for (a) the representation and warranty set forth in clause (e) of Section 4.04, (b) the representations and warranties related to Taxes in Section 4.06(i), (c) the representations and warranties related to Taxes in Section 4.20.03, and (d) the representations and warranties related to Taxes in Section 4.21, this Section 4.15 contains the sole representations and warranties of the Sellers with respect to any Tax matters.  Other than (i) the representations and warranties set forth in the fifth sentence set forth in Section 4.15.06 immediately above, (ii) the representation and warranty set forth in clause (e) of Section 4.04, and (iii) the representations and warranties related to Taxes in Section 4.06(i), the representations and warranties in this Section 4.15 may be relied upon only with respect to any Pre-Closing Taxes, and not with respect to any Taxes for any Post-Closing Tax Period.  For the avoidance of doubt, nothing in this Section 4.15.07 shall be deemed to limit or modify the Parties’ respective covenants and agreements in Section 8.06 with respect to Tax matters.

4.16	Legal Compliance; Permits.

The Company is, and since its inception, has been, in compliance with all applicable Laws and Permits relating to the operation of the Business.  No Proceeding is pending, has been filed or commenced, against the Company alleging any failure to comply with any applicable Law or Permit.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Seller of any Law or Permit relating to the Business.  No Seller has received any notice or other communication from any Person regarding any actual, alleged, or potential violation by the Company of any Law or Permit or any cancellation, termination, or failure to renew any Permit held by the Company relating to the Business.  The Company has not engaged in any agreement, arrangement, practice, or conduct that amounts to an infringement of Antitrust Law of any jurisdiction in which the Company conducts business and no director of the Company is engaged in any activity that would be an offense or infringement under any such Antitrust Law.  The Company is not affected by any existing or pending Orders of any relevant Governmental Body responsible for enforcing the Antitrust Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies that affect, or could affect, the conduct of the Business.  All Permits required for the Company to conduct the Business have been obtained by it and are valid and in full force and effect.  All fees and charges with respect to such Permits have been paid in full.  The Company holds the Permits identified in Schedule 4.16 that are utilized in the Business, which Schedule includes the respective dates of issuance and expiration.  The Company is in material compliance with the terms of each Permit.

4.17Litigation; Orders.

Except as set forth on Schedule 4.17, there is no Proceeding pending or, to the Knowledge of Sellers, threatened or anticipated relating to or affecting (a) the Company, the Stockholder, the Business, or any asset owned or used by it or (b) the Transactions.  To the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to give

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rise to or serve as a basis for the commencement of any such Proceeding.  There are no outstanding Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets.

4.18Product and Service Warranties.

Each product manufactured and/or sold by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties.  While there are warranty claims in the ordinary course of business consistent with past practice for off-quality claims, short rolls, and pricing disputes, those claims, in the aggregate, have not exceeded $50,000 annually.  No product manufactured and/or sold by the Company is subject to any guaranty, warranty, or indemnity beyond the applicable standard terms and conditions of sale, a true and complete copy of the form of which has been made available to Purchaser.

4.19Environmental Matters.

4.19.01Compliance with Environmental Laws.

Sellers have operated and are currently operating the Business in compliance in all material respects with all Environmental Laws and the Environmental Permits and no Seller has received from any Person any Environmental Claim.

4.19.02No Release.

There have been no Releases of Hazardous Substances on the Leased Real Property (or any real property formerly owned, operated, or leased by the Company) or in connection with the operation of the Business.

4.19.03Notices.

No Seller has received any written notice, or, to Knowledge of Sellers, any oral notice, from any Person that any Seller, the Leased Real Property, or the operation of the Business:  (i) is in violation of the requirements of any Environmental Laws; (ii) is the subject of a Proceeding or Order arising under any Environmental Laws; (iii) has actual or potential Liability under any Environmental Laws; or (iv) in respect of any Environmental Claim.  No Seller has received any written notice, or to the Knowledge of Sellers, any oral notice, from any Person that any Leased Real Property (or real property formerly owned, operated, or leased in connection with the Business), including soils, groundwater, surface water, buildings, and other structures located on any such real property, has been contaminated with any Hazardous Substances that could reasonably be expected to result in a Proceeding or Environmental Claim under any Environmental Law against, or a violation of any Environmental Law by, the Company.

4.19.04No Reporting or Remediation Obligations.

There are no environmental conditions arising out of or relating to the Company, the Business, or the use, operation, or occupancy of the Leased Real Property that result or reasonably could be expected to result in (i) any obligation of the Company to file any report or notice, to conduct any investigation, sampling, or monitoring or to effect any

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environmental cleanup or remediation, whether on-site or offsite or (ii) Liability, either to Governmental Bodies or third parties, for damages (whether to person, property, or natural resources), cleanup costs, or remedial costs of any kind or nature whatsoever.  None of the Leased Real Property or any real property formerly owned, operated, or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

4.19.05Storage Tanks.

Except as disclosed in Schedule 4.19.05, the Company does not own or operate any active or abandoned aboveground or underground storage tanks.

4.19.06Facilities.

Schedule 4.19.06 contains a complete and accurate list of all off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller has received any environmental notice regarding potential Liabilities with respect to such off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company.

4.19.07Other Environmental Matters.

The Company has not retained or assumed, by Contract or operation of Law, any Liabilities of third parties under any Environmental Law.  Seller has provided or otherwise made available to Purchaser and listed in Schedule 4.19.07:  (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated, or leased real property that are in the possession or control of any Seller related to compliance with Environmental Laws, Environmental Claims, or an environmental notice or the release of Hazardous Substances and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment, and operational changes).  No Seller is aware of or reasonably anticipates, as of the Closing Date, any condition, event, or circumstance concerning the release or regulation of Hazardous Substances that might, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the Business, properties, or assets of the Company as currently carried out.

4.20Employee Matters.

4.20.01Employees.

The Company employs all employees utilized by it.  Attached as Schedule 4.20.01 is a schedule that reflects the following information for each current employee,

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independent contractor, and consultant of the Company:  name, the last four digits of his or her social security number, hire date, job description, full- or part-time status, current rate of base compensation, bonus or other incentive-based compensation, and whether the employee has an employment agreement.  Copies of all employment agreements between the Company and its employees are attached to Schedule 4.20.01.  As of the date hereof, all compensation, including wages, commissions, and bonuses, payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the date hereof have been paid in full, and, as of the Closing Date, all such compensation for services performed on or prior to the Closing Date will have been paid in full or accrued in full on the Interim Balance Sheet.  Except for the employment agreements attached to Schedule 4.20.01, there are no outstanding Contracts of the Company with respect to any compensation, commissions, or bonuses.  The Company does not have employees outside of the United States.

4.20.02Employee Fringe Benefits.

Attached as Schedule 4.20.02 are the fringe benefits available to each employee of the Company.

4.20.03Compliance with Employment Laws.

The Company is and has been in compliance with all Laws relating to employment practices, including terms and conditions of employment, equal employment opportunity, nondiscrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, workers’ compensation, leaves of absence, and unemployment insurance. The Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.  The Company has not been the subject of any inspection or investigation relating to its compliance with or violation of Laws relating to employment practices.  All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.  All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  There are no Proceedings against the Company pending or, to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Body in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company.

4.20.04No Collective Bargaining Agreement.

The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  The Company has not experienced, nor received any threat

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of, any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice, or other collective bargaining dispute.  There is no lockout of any employees by the Company, and no such action is contemplated by the Company.  The Company has not committed any unfair labor practice.  To the Knowledge of Sellers, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any Union with respect to employees of any Seller.

4.21Employee Benefit Matters.

4.21.01Employee Benefit Plans.

Schedule 4.21.01 contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.21.01, each, a “Benefit Plan”).  The Company has separately identified in Schedule 4.21.01 each Benefit Plan that contains a change in control provision.

4.21.02Access to Plan Documents.

With respect to each Benefit Plan, Seller has made available to Purchaser accurate, current, and complete copies of each of the following:  (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks, and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations

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and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters, or other correspondence from the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Body relating to the Benefit Plan.

4.21.03Compliance with Law.

Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code.  All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

4.21.04Plan Liabilities.

Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction that would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

4.21.05No Multiemployer Plan, Etc.

With respect to each Benefit Plan, (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may

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reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.

4.21.05Modification.

Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Purchaser, the Company, or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.  The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions.

4.21.06Post-employment Obligations.

Other than as required under Section 601, et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

4.21.07Proceedings.

There is no pending or, to Sellers’ Knowledge, threatened Proceeding relating to a Benefit Plan (other than routine claims for benefits) and no Benefit Plan has been the subject of an examination or audit by a Governmental Body or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Body.

4.21.08No Amendment.

There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor, or consultant, as applicable.

4.21.09409A Compliance.

Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder.  The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

4.21.10Independent Contractor Classification.

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Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

4.21.11Effect of Transactions.

Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events):  (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

4.22Transactions with Related Persons.

Except as set forth on Schedule 4.22, neither the Stockholder (or Affiliate thereof) nor any officer, director, or employee of the Company (a) owns or has owned any interest in any asset used or held for use in the Business, (b) is or has been involved in any business transaction with the Company except as an employee, (c) engages or has engaged in competition with the Company, (d) has borrowed any monies from or has outstanding any indebtedness or other similar obligation to the Company, or (e) is currently a party to any Contract with the Company.

4.23Insurance.

Schedule 4.23 sets forth the following information with respect to each Insurance Policy:  the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage.  True and complete copies of such Insurance Policies have been made available to Purchaser.  All premiums relating to the Insurance Policies have been timely paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.  The Company does not have any self-insurance programs.  The Company has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period and sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.  The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions.  No Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.  All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights.  The Company is not in default under, and has not otherwise failed to comply with any provision contained in any such Insurance Policy.

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4.24No Brokers’ Fees.

Except as set forth on Schedule 4.24, Sellers have no liability for any fee, commission, or payment to any broker, finder, or agent with respect to the Transactions.

4.25Debt.

Schedule 4.25 sets forth a true and complete list as of the date of this Agreement of all Debt of the Company and provides (a) the names of the original lender and current holder (to the extent that the Company has received a written notice of the assignment thereof) and (b) outstanding principal balances and all accrued and unpaid interest as of the date hereof.  The information contained in Schedule 4.25 is complete and accurate in all respects and the Company does not have any Debt other than the Debt set forth in Schedule 4.25.  True, correct, and complete copies of all Contracts and other instruments (including all amendments, supplements, waivers, and consents) evidencing, providing security for, and relating to such Debt have been made available to Purchaser.

4.26Material Customers and Suppliers.

4.26.01Material Customers.

Schedule 4.26.01 sets forth (i) the 25 largest customers of the Company based upon the aggregate consideration paid to the Company for goods or services rendered during each of the two most recent fiscal years (each, a “Material Customer”) and (ii) the amount of consideration paid by each Material Customer during such periods.  The Company has not received any notice, and has no reason to believe, that any Material Customer has ceased, or intends to cease, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

4.26.02Material Suppliers.

Schedule 4.26.02 sets forth (i) the ten largest suppliers of the Company based upon the consideration paid by the Company for goods or services rendered for each of the two most recent fiscal years (each, a “Material Supplier”) and (ii) the amount of purchases from each Material Supplier during such periods.  The Company has not received any notice, and has no reason to believe, that any Material Supplier has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

4.27Full Disclosure.

No representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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5.Representations and Warranties of Purchaser.

Purchaser represents and warrants to Sellers as follows:

5.01Organization and Authority.

Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Purchaser has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite action of Purchaser.  This Agreement has been duly executed and delivered by Purchaser, and constitutes a legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.  When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser, such Transaction Document will constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.

5.02No Conflicts.

Neither the execution and delivery of this Agreement nor any other Transaction Document to which Purchaser is a party nor the performance of Purchaser’s obligations hereunder and thereunder will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which Purchaser is subject; (b) violate any Organizational Document of Purchaser; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify, or exercise any remedy under, any material contract to which Purchaser is a party or by which Purchaser is bound or the performance of which is guaranteed by Purchaser.  Purchaser is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

5.03Litigation.

There is no Proceeding pending or, to the knowledge of Purchaser, threatened or anticipated against Purchaser relating to or affecting the Transactions.

5.04No Brokers’ Fees.

Purchaser has no liability for any fee, commission, or payment to any broker, finder, or agent with respect to the Transactions.

6.Covenants of Sellers.

From and after the date of this Agreement and until the Closing, Sellers covenant and agree that:

6.01Ordinary Course of Business.

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The Business shall be operated in the ordinary course of business consistent with past practice and in accord and in compliance with the representations and warranties set forth in Section 4.  Sellers shall use reasonable best efforts to maintain and preserve intact the current organization and business of the Company and to preserve the rights, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company.  Without limiting the foregoing provisions of this Section 6.01, Sellers shall:  (a) cause the Company to preserve and maintain all of its Permits; (b) cause the Company to pay its debts, Taxes, and other obligations when due; (c) cause the Company to maintain the properties and assets owned, operated, or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; (d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; (e) cause the Company to defend and protect its properties and assets from infringement or usurpation; (f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets, or business; (g) cause the Company to maintain its Books and Records in accordance with past practice; (h) cause the Company to comply with all applicable Laws; and (i) cause the Company not to take or permit any action that would cause any of the changes, events, or conditions described in Section 4.06 to occur.

6.02Books and Records, Financial Statements, and Access.

The Books and Records and Financial Statements of the Company shall be maintained according to GAAP and consistent with prior reporting periods.  As interim monthly Financial Statements are published, those statements shall be delivered to Purchaser.  Sellers shall (a) allow Purchaser and its Affiliates and Representatives reasonable access to its financial managers who maintain the Books and Records and Financial Statements, (b) afford Purchaser and its Affiliates and Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts, and other documents and data related to the Company; (c) furnish Purchaser and its Affiliates and Representatives with such financial, operating, and other data and information related to the Company as Purchaser or its Affiliates or Representatives may reasonably request; and (d) instruct the Representatives of the Company to cooperate with Purchaser and its Affiliates and Representatives in their investigation of the Company and the Business.  Without limiting the foregoing, Sellers shall permit Purchaser and its Affiliates and Representatives to conduct environmental due diligence of the Company, the Business, and the Real Property.  Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

6.03Capital Expenditures.

The Company shall not make any capital expenditures outside of the ordinary course of business consistent with past practice without obtaining Purchaser’s prior written consent.

6.04Consultation with Purchaser.

Sellers shall consult with Purchaser about current trends in sales, distribution, and manufacturing to identify opportunities to expand the Business. Sellers shall allow Purchaser reasonable access to its sales and manufacturing managers.

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6.05Notice of Material Adverse Effect and Certain Other Events.

Sellers shall promptly notify Purchaser in writing of (a) any fact, circumstance, event, or action the existence, occurrence, or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impact any representation or warranty set forth in Section 4; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (c) any notice or other communication from any Governmental Body in connection with the Transactions; and (d) any Proceedings commenced or, to Sellers’ Knowledge, threatened against, relating to, or involving or otherwise affecting any Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17.

6.06No Solicitation of Other Bids.

Sellers shall not, and shall not authorize or permit any of their respective Affiliates or any of their Representatives to, directly or indirectly (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Sellers shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange, or other disposition of any significant portion of the properties or assets of the Company.  In addition to the other obligations under this Section 6.06, Sellers shall promptly (and in any event within three Business Days after receipt thereof by any Seller or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.  Sellers agree that the rights and remedies for noncompliance with this Section 6.06 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and its Affiliates and that money damages would not provide an adequate remedy to Purchaser.

6.07Financing.

Sellers shall cooperate and take all actions reasonably requested by Purchaser in connection with Purchaser obtaining the financing needed to consummate the transactions contemplated by this Agreement.

7.Covenants of Purchaser.

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Purchaser covenants and agrees that:

7.01Due Diligence.

In the course of its due diligence conducted prior to Closing, should Purchaser discover facts that implicate in a negative and material way any of the representations and warranties of Sellers set forth in Section 4, Purchaser shall promptly give notice of those facts to the Company, so that Sellers may investigate and determine whether or not the underlying situation needs remediation.

7.03Payments to Extruded Fibers.

Purchaser shall assume the Debt owed by Seller to Extruded Fibers in the amount of $3,600,000.  Purchaser agrees that such payments shall be made in the amount of $100,000 per month against the outstanding balance until paid in full, excluding any payments made on future invoices.  Purchaser further agrees that such payments shall begin on the first Business Day following the date that is 60 days following the Closing Date.  The Parties acknowledge that Extruded Fibers is an intended third-party beneficiary of this Section 7.03.

8.Other Covenants of the Parties.

The Parties agree as follows:

8.01Employment of Stockholder.

Subject to and effective as of the Closing, the Company shall enter into the Employment Agreement with the Stockholder.

8.02Lease.

Subject to and effective as of the Closing, the Company shall enter into the Lease with the Stockholder.

8.03Closing Conditions.

From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 12 hereof.

8.04Public Announcements.

Sellers shall not make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of Purchaser.

8.05Further Assurances.

Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and

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take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

8.06Tax Matters.

8.06.01Section 338(h)(10) Election.

At Purchaser’s option, Sellers shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Stock hereunder (collectively, a “Section 338(h)(10) Election”).  Sellers shall pay any Tax attributable to the making of a Section 338(h)(10) Election and Sellers shall indemnify Purchaser and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

If a Section 338(h)(10) Election is made, Sellers and Purchaser agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by the Stockholder and delivered to Purchaser within 60 days following the Closing Date for its approval.  If Purchaser notifies the Stockholder in writing that Purchaser objects to one or more items reflected in the Allocation Schedule, the Stockholder and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Stockholder and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within 90 days following the Closing Date, such dispute shall be resolved by an impartial nationally recognized accounting firm mutually agreed upon by Purchaser and the Stockholder.  The fees and expenses of such accounting firm shall be borne equally by the Stockholder and Purchaser.  Purchaser, the Company and the Stockholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

8.06.02Changes in Tax Elections or Tax Returns.

Without the prior written consent of Purchaser, Sellers and their respective Representatives shall not, to the extent it may affect, or relate to, the Company, make, change, or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any Post-Closing Tax Period.  The Stockholder agrees that Purchaser is not to have any Liability for any Tax resulting from any such action referenced in this Section 8.06.02 of any Seller or any of its Representatives, and agree to indemnify and hold harmless Purchaser and, after the Closing Date, the Company against any such Tax or reduction of any Tax asset.

8.06.03Transfer Taxes.

Any transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this

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Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Stockholder when due.  The Stockholder shall, at his own expense, timely file any Tax Return or other document with respect to any such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

8.06.04Tax Returns Filed After the Closing Date.

The Stockholder shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending prior to the Effective Time that are filed after the Effective Time.  Any such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or accounting method and the Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on his Tax Returns.  Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Effective Time with respect to any Straddle Period.  Any such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or accounting method.  Purchaser shall permit the Stockholder a reasonable opportunity to review and comment on each such Tax Return prior to filing, which such comments Purchaser shall consider in good faith.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods beginning at or after the Effective Time.

8.06.05Termination of Existing Tax Sharing Agreements.

Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date.

8.06.06Tax Indemnification.

The Stockholder shall indemnify Purchaser Indemnitees and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.15; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in this Section 8.06; (c) all Taxes of the Company, the Stockholder or relating to the Business for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date; in each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith.  The Stockholder shall reimburse Purchaser for any Taxes of the Company that are the responsibility of the Stockholder pursuant to this Section 8.06 within five Business Days after payment of such Taxes by any Purchaser Indemnitee.  Purchaser agrees to give written notice to the Stockholder promptly upon the receipt of any

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written notice by the Company, Purchaser, or any of Purchaser’s Affiliates that involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by Purchaser pursuant to this Section 8.06 (a “Tax Claim”); provided, that failure to comply with this provision shall not relieve the Stockholder of his indemnification obligations, except and only to the extent that the Stockholder forfeits rights or defenses by reason of such failure.  Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of the Stockholder (which consent shall not be unreasonably withheld, delayed, denied, or conditioned) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided, further, that the Stockholder shall be entitled to participate in the defense of such Tax Claim and to employ counsel of his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholder.

8.06.07Straddle Period.

In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Effective Time (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:  (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended as of the Effective Time and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the date immediately preceding the Closing Date and the denominator of which is the number of days in the entire period.

8.06.08Cooperation and Exchange of Information.

The Stockholder and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 8.06 or in connection with any audit or other proceeding in respect of Taxes of the Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities.  Each of the Stockholder and Purchaser shall retain all Tax Returns, schedules, work papers, records, and other documents in its possession relating to Tax matters of the Company  (but excluding individual Tax Returns, schedules to individual Tax returns, and similar documents) for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods.  Prior to transferring, destroying, or discarding any Tax Returns, schedules, work papers, records, and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date that are required to be retained pursuant to the immediately preceding sentence, the Stockholder or Purchaser (as the case may be)

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shall provide the other Party with reasonable written notice and offer such other Party the opportunity to take custody of such materials.

8.06.08Tax Refunds; Amended Returns.

Purchaser shall promptly pay or cause to be paid to the Stockholder any Tax refunds or credits for the overpayment of Taxes for any Pre-Closing Tax Period that are received by, or credited to, Purchaser or the Company (or any successor thereof).  At the Stockholder’s reasonable request, Purchaser shall cooperate with the Stockholder in all commercially reasonable respects in obtaining any such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Stockholder at his own expense on his behalf.  Purchaser shall not amend any Tax Return of, or file any refund claim on behalf of, the Company with respect to a Pre-Closing Tax Period (or portion thereof) ending prior to the Closing Date without the prior written consent of the Stockholder (not to be unreasonably withheld, delayed, denied, or conditioned).

8.06.09Tax Treatment of Indemnification Payments.

Any indemnification payments pursuant to this Section 8.06 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

8.06.10Survival.

Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.15 and this Section 8.06 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

8.06.11Overlap.

To the extent that any obligation or responsibility pursuant to this Section 8.06 may overlap with an obligation or responsibility pursuant to Section 10, the provisions of this Section 8.06 shall govern.

8.07Letter Agreement.

Subject to and effective as of the Closing, the Company shall enter into the Letter Agreement with the Stockholder.

8.08Confidential Information.

From and after the Closing, the Stockholder agrees to, and shall cause his Representatives to:  (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information, whether written or oral, relating to the Business, the Company, Purchaser, or its Affiliates, (ii) in the event that the Stockholder or any Representative thereof becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser or the Company may seek a protective order or other remedy or waive compliance with this Section 8.08, and (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.07,

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furnish only that portion of such confidential information that is legally required to be provided and exercise his reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Stockholder or his Representatives.

8.09Joint Privilege

The Stockholder and Purchaser acknowledge and agree that the attorney-client privilege, attorney work product doctrine, and expectation of client confidence involving the Business or the Company and arising prior to the Closing for the benefit of both the Stockholder and the Company shall be subject to a joint privilege between the Stockholder, on the one hand, and the Company, on the other hand, and the Stockholder and the Company shall have equal right to assert all such joint privilege and protection and no such joint privilege may be waived by (a) the Stockholder without the prior written consent of the Company or (b) the Company without the prior written consent of the Stockholder.

8.10Consents.

Sellers shall use reasonable best efforts to give all notices to, and obtain all Consents from, all Persons that are set forth in Schedule 4.04.  If any Consent necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Stockholder shall, subsequent to the Closing, cooperate with Purchaser and the Company in attempting to obtain such Consent as promptly thereafter as practicable.  If such Consent cannot be obtained, the Stockholder shall use his reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Stockholder provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

8.11Non-Compete and Non-Solicit Covenants.

8.11.01Definitions.

For purposes of this Section 8.11:

“Compete” means to, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any Competitor, or otherwise directly or indirectly engage in any Restricted Business targeted to the Restricted Area.

“Competitor” means any person or entity (other than Purchaser or its Affiliates) who undertakes any Restricted Business in the Restricted Area, regardless of whether or not the Competitor is physically located inside or outside the Restricted Area.

“Customer” means any current, former, or prospective customer of the Company.

“Restricted Area” means each area of each state and territory of the United States of America.

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“Restricted Business” means any business that is competitive with the Business in the Restricted Area.  The Stockholder’s ownership interest (direct and indirect) in Extruded Fibers shall not be deemed a Restricted Business.

“Restriction Period” means the period commencing on the Closing Date and ending on the later of (i) the date that is the third anniversary of the Closing Date and (ii) the date of expiration of the restriction period set forth in Section 8.1 of the Employment Agreement.

8.11.02Non-Compete.

During the Restriction Period, the Stockholder shall not, nor shall he permit any of his Affiliates to, Compete.  Notwithstanding the foregoing, the Stockholder is permitted to (a) own up to five percent (5%) of the outstanding capital stock or other equity interests of any publicly-traded entity that is a Competitor and (b) maintain his ownership interest (direct and indirect) as it exists on the date of this Agreement in Extruded Fibers.

8.11.03Non-Solicit.

During the Restriction Period, the Stockholder shall not, nor shall he permit any of his Affiliates to, directly or indirectly, for himself or another, (i) solicit Customers for any purpose related to a Restricted Business or (ii) solicit the employment of, assist in the soliciting of the employment of, or otherwise solicit the association in business with, any employee or officer of Purchaser or any Affiliate thereof, or induce any person who is an employee, officer, agent, or contractor of Purchaser or any Affiliate thereof, to terminate such relationship, or to join with such Stockholder or any other Person for the purpose of leaving the employ or such other relationship with Purchaser or any Affiliate thereof, and undertaking any form of business.

8.11.03Acknowledgments.

The Stockholder acknowledges that a breach or threatened breach of this Section 8.11 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Stockholder of his obligations under this Section 8.11, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).  The Stockholder acknowledges that the restrictions contained in this Section 8.11 (i) are directly related to the amount that Purchaser is willing to pay for the Stock, (ii) are reasonable and necessary to protect the legitimate interests of Purchaser, and (iii) constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement.

8.12Audited Financial Statements.

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Sellers acknowledge that Purchaser or its Affiliates may be required under applicable Law to provide certain audited financial statements covering the Business in accordance with its periodic reporting obligations under the Exchange Act (collectively the “Audited Financials”).  With respect to the foregoing, Sellers and Purchaser agree that Sellers shall afford to Purchaser, its Affiliates, and their respective Representatives, at Purchaser’s expense, during normal business hours, reasonable access to the books, records, and other data of Sellers, and use reasonable best efforts to cause the Company’s accountants to make available all of their work papers, that in each case include or relate to the Business or the Company, and, to the extent permitted by such accountants, Purchaser and its independent registered public accounting firm shall have the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Purchaser or any of its Affiliates to prepare, complete, and file such Audited Financials at the expense of Purchaser.

9.Certain Post-Closing Covenants.

The Parties agree as follows:

9.01Access to Books and Records and Financial Statements.

For a period of five years following the Closing, Purchaser shall allow the Stockholder, during regular business hours, reasonable access to the Books and Records and Financial Statements of the Company with respect to periods prior to the Closing, to the extent that such access may be reasonably required by the Stockholder to facilitate the investigation, litigation, and final disposition of any claims that may have been or may be made in writing against any Stockholder by any third-party (including any Purchaser Indemnitee pursuant to Section 10).

9.02Life Insurance on the Stockholder.

If Purchaser elects to purchase a key man insurance policy on the Stockholder to be owned by Purchaser, the Stockholder shall cooperate with Purchaser in the life insurance application process.

10.Indemnification by the Stockholder.

The Stockholder shall indemnify and defend Purchaser and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Purchaser Indemnitees”) from and against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to, or by reason of (a) any inaccuracy in or breach of the representations and warranties set forth in Section 4 or in any instrument, document, agreement, or certificate delivered by the Stockholder pursuant to this Agreement (other than in respect of Section 4.15, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Section 8.06); (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement (excluding (i) covenants, agreements, and obligations to be performed by the Company after the Closing and (ii) any covenant, agreement, or obligation in Section 8.06, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to Section 8.06); (c) any Liability not reflected on the Interim Balance Sheet; (d) any Losses in respect of Accounts Receivable that are not

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collectible in full within 120 days following the Closing Date (“Accounts Receivable Losses”); and (e) any Losses in respect of unsold Inventory (“Inventory Losses”), subject to the following terms and conditions, as applicable.

10.01Extent of Liability.

The full extent of the Stockholder’s liability to the Purchaser Indemnitees under this Section 10 shall be limited to the Holdback Amount.  In addition, Purchaser agrees to provide the Stockholder with any accounts receivable reports identifying Accounts Receivable Losses subject to a claim under this Section 10.  If (a) Purchaser withdraws a payment from the Holdback Amount for any Accounts Receivable Losses pursuant to this Section 10 and (b) subsequent thereto Purchaser collects any or all of the Accounts Receivable subject to such Accounts Receivable Losses, Purchaser agrees to credit the Holdback Amount in an amount equal to any such collected Accounts Receivable.

10.02Survival.

The representations and warranties contained in Section 4 (other than any representations or warranties contained in Section 4.15, which are subject to Section 8.06) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date (the “Holdback Period”); provided, that the representations and warranties in (a) Section 4.01, Section 4.02, Section 4.03, and Section 4.24, shall survive indefinitely and (b) Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.  All covenants and agreements of Sellers contained herein (other than any covenants or agreements contained in Section 8.06, which are subject to Section 8.06) shall survive the Closing indefinitely or for the period explicitly specified therein; and provided, further, that a claim based upon Fraud or Intentional Misrepresentation on the part of Sellers shall survive indefinitely.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from any Purchaser Indemnitee to the Stockholder prior to the expiration date of the applicable survival period set forth in this Section 10.02 shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

10.03Indemnification Procedures.

The Purchaser Indemnitee making a claim under this Section 10 is referred to as the “Indemnified Party.”

10.03.01Third-Party Claims.

If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Stockholders are obligated to provide indemnification under this Section 10, the Indemnified Party shall give the Stockholder reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third-Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Stockholder of its indemnification obligations, except

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and only to the extent that the Stockholder forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Stockholder shall have the right to assume the defense of any Third-Party Claim at the Stockholder’s expense and by the Stockholder’s own counsel so long as (i) the Stockholder gives written notice to the Indemnified Party within 15 days after it has been notified of the Third-Party Claim that he will defend the Indemnified Party against the Third-Party Claim and the Stockholder acknowledges his obligation to indemnify the Indemnified Party for Losses related to such Third-Party Claim, (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that a conflict exists between the Indemnified Party and the Stockholder in connection with conducting the defense of the Third-Party Claim, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, and (v) the Stockholder conducts the defense of the Third Party Claim diligently; provided, that the Stockholder shall not, without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), settle or compromise any Third-Party Claim or consent to entry of any judgment, which settlement, compromise, or judgment (x) by its terms does not obligate the Stockholder to pay the full amount of any Losses in connection with such Third-Party Claim, (y) requires any payment or other action by, or limitation on, any Indemnified Party, or (z) does not include the giving by the claimant to the Indemnified Party a full release from all liability in respect of such Third-Party Claim.  In the event that the Stockholder does not, within fifteen (15) days of its receipt of notice of a Third-Party Claim pursuant to clause (i) above of this Section 10.03.01, elect to undertake such defense or opposition, the Indemnified Party may undertake the defense, opposition, compromise, or settlement of such Third-Party Claim with counsel selected by it at the Stockholders’ cost.  If the Indemnified Party defends any Third-Party Claim pursuant to the preceding sentence or pursuant to subclauses (ii) – (v) above of this Section 10.03.01, then the Stockholder shall promptly reimburse the Indemnified Party for the reasonable costs and expenses of defending such Third-Party Claim upon submission of periodic bills.  Notwithstanding anything herein to the contrary, in the event that the Stockholder undertakes the defense of or opposition to any Third-Party Claim pursuant to this Section 10.03.01, the Indemnified Party, by counsel of its own choosing and, at its sole cost and expense, shall have the right to participate in the defense, opposition, compromise, or settlement of, and consult with the Stockholder and his counsel concerning, such Third-Party Claim and the Stockholder and the Indemnified Party and their respective counsel shall cooperate in good faith with respect to such Third-Party Claim.

10.04Reserved.

10.05Holdback.

Once a Loss is finally determined to be payable by the Stockholder pursuant to this Agreement, any such payment shall be paid first from the Holdback Amount.  Purchaser shall, within five Business Days after such determination, notify the Stockholder of the amount of such payment and the balance of the Holdback Amount remaining after such payment.  Notwithstanding the

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foregoing, Purchaser shall use all commercially reasonable efforts to collect any outstanding Accounts Receivable within 120 days following the Closing Date.  At the end of said 120 day period, Purhaser shall grant the Stockholder an additional 90 days to collect any unpaid Accounts Receivable on behalf of Purchaser.  Any Accounts Receivable which remain unpaid at the expiration of said 210 day period shall be deducted from the Holdback Amount in accordance with this Section 10.05, unless otherwise mutually agreed upon by the Parties.  All indemnification payments made under this Section 10 shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

10.06No Circular Recovery.

The Stockholder hereby agrees that he will not make any claim for indemnification against any Purchaser Indemnitee by reason of the fact that the Stockholder or any of his Affiliates was a controlling person, director, employee, or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise) with respect to any claim brought by a Purchaser Indemnitee against the Stockholder under this Agreement or otherwise relating to this Agreement.  With respect to any claim brought by a Purchaser Indemnitee against the Stockholder under this Agreement or otherwise relating to this Agreement, the Stockholder expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against the Company with respect to any amounts owed by the Stockholder pursuant to this Section 10 or otherwise.

11.Indemnification by Purchaser.

Purchaser shall indemnify the Stockholder from any Loss arising from any breach of Purchaser’s representations and warranties set forth in Section 5 and Purchaser’s covenants set forth in Section 7.

12.Conditions to Close.

12.01Purchaser’s Conditions to Close.

Purchaser shall have no obligation to close the transactions contemplated by this Agreement unless and until the following conditions precedents are satisfied or waived in writing by Purchaser:

12.01.01	Reserved.
12.01.02	Bring-down of Representations and Warranties; Compliance with Agreement; Stockholder’s Closing Certificate.
(a)

Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.03, Section 4.05, and Section 4.24, the representations and warranties of Sellers contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date

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with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.03, Section 4.05, and Section 4.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)

Sellers shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)

The Stockholder shall have executed and delivered to Purchaser a certificate, dated the Closing Date (the “Stockholder’s Certificate”), certifying that each of the conditions set forth in Section 12.01.02(a) and 12.01.02(b) have been satisfied.

12.01.03Reserved.

12.01.04	Execution and Delivery of the Other Transaction Documents.

Purchaser shall have received true and complete copies of the Employment Agreement duly executed by the Stockholder, the Lease duly executed by the Stockholder and the Letter Agreement duly executed by the Stockholder.

12.01.05Other Deliveries.

The Stockholder shall have delivered the following to Purchaser:  (i) share certificates representing the Stock, free and clear of Encumbrances, endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank; (ii) current “good standing” certificates for the Company; (iii) a Secretary’s Certificate from the Company certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and the Stockholder authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (B) as to the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered hereunder and thereunder; (iv) resignations of the directors of the Company; (v) a certificate from the Stockholder pursuant to Treasury Regulations Section 1.1445-2(b) that the Stockholder is not a foreign person within the meaning of Section 1445 of the Code; (vi) the certificate contemplated under Section 2.03.03(b); (vii) a Stockholder Release from the Stockholder, dated the Closing Date, in the form of Exhibit D (the “Stockholder Release”); (viii) the Schedules contemplated by Article 4 of  this Agreement; and (ix) such other documents or

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instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

12.01.06No Proceedings.

No Proceeding shall have been commenced or threatened against Purchaser, any of its Affiliates, or any Seller (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions or (ii) that may have the likely effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.  No Order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any of the Transactions.  There shall not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price.

12.01.07Third-party Consents.

All Consents that are listed on Schedule 4.04 shall have been received and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

12.01.09Due Diligence.

Purchaser shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of the Company and the Business.

12.02Sellers’ Conditions to Close.

The Sellers shall have no obligation to close the transactions contemplated by this Agreement unless and until the following conditions precedents are satisfied or waived in writing by the Stockholder:

12.02.01	Bring-down of Representations and Warranties; Compliance with Agreement; Purchaser’s Closing Certificate.
(a)

Other than the representations and warranties of Purchaser contained in Section 5.01 and Section 5.04, the representations and warranties of Purchaser contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).  The representations and warranties of Purchaser contained in Section 5.01 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b)

Purchaser shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)

Purchaser shall have executed and delivered to the Stockholder a certificate, dated the Closing Date (the “Purchaser’s Certificate”), certifying that each of the conditions set forth in Section 12.02.01(a) and 12.02.02(b) have been satisfied.

12.02.02	Execution and Delivery of the Other Transaction Documents.

The Stockholder shall have received true and complete copies of the Employment Agreement, the Lease and the Letter Agreement executed by the Company.

12.02.03Other Deliveries.

Purchaser shall have (a) made the payment of the Base Purchase Price pursuant to Section 2.03.02 and (b) delivered the following to the Stockholder:  (i) a current good standing certificate for Purchaser and (ii) a Secretary’s Certificate from Purchaser certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the managers or board of directors and the sole member of Purchaser authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (B) as to the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

13.Termination.

13.01Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)

by Purchaser by written notice to the Stockholder if:  (i) Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 12.01 and such breach, inaccuracy, or failure has not been cured by Sellers within ten days of the Stockholder’s receipt of written notice of such breach from Purchaser or (ii) any of the conditions set forth in Section 12.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2019, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; and

(b)	by Purchaser in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Body shall

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have issued an Order restraining or enjoining the Transactions and such Order shall have become final and non-appealable.

13.02Effect of Termination.

In the event of the termination of this Agreement in accordance with Section 13.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:  (a) as set forth in this Section 13 or in Section 14 hereof and (b) that nothing herein shall relieve any Party from liability for any breach of any provision hereof or fraud or intentional misrepresentation.

14.Miscellaneous.

14.01 Titles Descriptive; Interpretation.

Titles and headings are descriptive and not substantive parts of this Agreement.  Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular.  For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Sections, Schedules, and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Any matter or item disclosed on one Schedule shall not be deemed to have been disclosed on any other Schedule unless an explicit cross-reference is set forth thereon.  Any capitalized term used but not defined in any Schedule shall have the meaning given to such term in this Agreement.

14.02 Negotiated Agreement.

The Parties have each been represented by counsel of their choice and this Agreement has been negotiated and shall not be construed against one Party or the other.

14.03No Third-Party Beneficiaries.

Except for the Purchaser Indemnities and as set forth in Section 7.03, this Agreement does not confer any rights or remedies upon any Person (including any employee of the Company) other than the Parties and their respective successors and permitted assigns.

14.04Governing Law.

This Agreement shall be governed by Georgia law without regard to its choice of law provisions.

14.05Severability.

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If any portion of this Agreement is held illegal or unenforceable, such portion or portions shall be absolutely and completely severable from all other provisions of this Agreement, and such other provisions shall constitute the agreement of the Parties with respect to the subject matter hereof.  On such determination that a portion of this Agreement is illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.06Notice.

Any notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person, (ii) mailed, postage prepaid, by certified or registered mail with return receipt requested, (iii) transmitted by facsimile or e-mail (with confirmation of transmission) during regular business hours during a business day, or (iv) sent by FedEx Express or other nationally recognized overnight courier service, or overnight Priority Mail Express of the U.S. Postal Service, postage prepaid, to the Party at the physical or e-mail address or facsimile number shown below.  Notices personally delivered in accordance with clause (i) above shall be deemed to have been given on the date so delivered; notices mailed in accordance with clause (ii) above shall be deemed to have been given on the date three Business Days after the date posted; notices transmitted in accordance with clause (iii) above shall be deemed delivered on the same Business Day, if sent during regular business hours, and, if not, on the next Business Day; and notices sent in accordance with clause (iv) above shall be deemed to have been given on the next Business Day after delivery to the courier or U.S. Postal Service (in time for next day delivery).

If to Purchaser:c/o Live Ventures Inc.

325 East Warm Springs Road

Suite 102

Las Vegas, Nevada 89119

Attention:  Jon Isaac, President and CEO; Michael J. Stein, Senior Vice President and General Counsel

Email:  j.isaac@isaac.com; mstein@liveventures.com

With a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

600 Anton Boulevard, Suite 900

Costa Mesa, California 92626

Attention:  Randolf W. Katz

Email:  rwkatz@bakerlaw.com

If to the Company:Lonesome Oak Trading Co., Inc.

449 Lowy Road

Chatsworth, GA 30705

Attention:  J. Chadwick McEntire

Email:  chadmc@lonesomeoak.net

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With a copy (which shall not constitute notice) to:

R. Leslie Waycaster, Jr., P.C.

P.O. Box 628

Dalton, GA  30722

Attention:  R. Leslie Waycaster, Jr.

Email:  leslie@waycaster-law.com

14.07Counterparts and Signatures.

This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.  The Agreement may be executed via signature exchanged by facsimile or pdf, which signature shall be as valid as an original.

14.08Expenses.

Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of legal counsel and other Representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

14.09Representations, Warranties, and Covenants to Survive.

Subject to Section 10.02, all representations, warranties, and covenants of any Party shall survive the Closing.

14.10No Waiver; Amendment.

No waiver shall be effective against any Party unless signed by the Party against whom the waiver is asserted.  No amendment to this Agreement shall be effective unless signed by all Parties.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.11Time is of the Essence.

Time is of the essence in the performance of this Agreement.

14.12Specific Performance.

Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this

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Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

14.13Entire Agreement.

This Agreement and the other Transaction Documents are the sole and entire agreement among the Parties as to the matters addressed herein and therein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and Schedules (other than an exception expressly set forth as such in the Schedules), the provisions of this Agreement will control.

14.14Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign his or its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed, denied, or conditioned; provided, however, that Purchaser may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates.  No assignment shall relieve the assigning party of any of its obligations hereunder.

14.15Certain Legal Matters.

The Sellers (i) acknowledge that Baker & Hostetler LLP has represented Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents and (ii) consent to the representation by Baker & Hostetler LLP of Purchaser and its Affiliates in any future matter, including post-closing Disputes concerning this Agreement and all Transactions.

Purchaser (i) acknowledges that Waycaster & Allred, Attorneys at Law has represented Sellers and their respective Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents and (ii) consent to the representation by Waycaster & Allred, Attorneys at Law of the Sellers and their respective Affiliates in any future matter, including post-closing Disputes concerning this Agreement and all Transactions.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Purchaser: Marquis Affiliated Holdings LLC By:/s/ Jon Isaac Jon Isaac, President and Chief Executive Officer [Company Seal] Company: Lonesome Oak Trading Co., Inc.
By:/s/ J. Chadwick McEntire J. Chadwick McEntire, President [Corporate Seal] Stockholder: /s/ J. Chadwick McEntire (L.S.) J. Chadwick McEntire

[Signature Page to Purchase Agreement]